Exhibit 10.14
Patent License Agreement
This Patent License Agreement is made and effective as of April 1, 2006 (the “Effective Date”) between Nocopi Technologies, Inc., 9-C Portland Road, West Conshohocken, Pennsylvania 19428 (the “Licensor”) and Giddy Up, LLC, 3630 Plaza Drive, #6, Ann Arbor, Michigan 48108 and Color Loco, LLC, 3630 Plaza Drive, #6, Ann Arbor, Michigan 48108 (jointly and severally, the “Licensee”).
1. Background.
Licensor is the owner of the patent rights set forth in Exhibit A hereto, including all continuations, divisionals, continuations-in-part, reissues, and any other related U.S. or foreign patents (collectively “the Licensed Patents”), pertaining to Licensor’s Rub-It & Color ink technology (the “Patented Ink Technology”).
Licensee wishes to acquire a license from Licensor to enable Licensee to print, have printed, market, distribute, and sell children’s soft-cover books, activity/art kits, stationery, stickers, sticker books, and related items of merchandise set forth in Exhibit B hereto, each of which having a suggested retail price in excess of $2.50 per item (the “Products”). Children’s soft-cover books, activity/art kits, stationery, sticker books and related items of merchandise having a suggested retail price below $2.50 per item (collectively, the “Other Products”) shall not be considered Products hereunder.
Placemats sold on a stand-alone basis (i.e., without being part of a book or kit) (collectively, the “Excluded Products”) are also not Products (regardless of their suggested retail price), and are expressly excluded from, and outside the scope of, this Agreement. Licensee shall have no rights with respect to any Other Products or Excluded Products except with Licensor’s prior written consent which may be granted or withheld by Licensor in its sole discretion.
Licensor and Licensee (collectively, the “Parties”, each sometimes a “Party”) wish to enter into this Patent License Agreement (the “Agreement”) for the purpose of memorializing their understandings and agreements related to the Patented Ink Technology. For avoidance of doubt, all references to Licensee in this Agreement incorporate by reference and include both Giddy Up, LLC and Color Loco, LLC, each of which shall enjoy the rights and be responsible for the obligations of Licensee hereunder.
2. License Grant
Licensor grants to Licensee, on a personal and non-transferable basis, the right and license (the “License”) to use the Patented Ink Technology solely to print, have printed market, distribute, and sell the Products to retailers, wholesalers and distributors located throughout the world; provided, however, that Licensee shall not print or cause the Products to be printed at facilities located within any portion of the territory described on Exhibit C hereto (the “No-print Territory”).

Licensee’s license within North America and South America (the “Exclusive Territory”) shall be an exclusive license. Unless and until this Agreement is terminated, Licensor shall not, and shall not license any third party to, print, have printed, market, distribute or sell Products containing the Patented Ink Technology within the Exclusive Territory. Subject to Section 5, nothing in this Agreement, however, shall limit Licensor’s rights to, and to license any third party to, use, manufacture and sell the Patented Ink Technology in connection with or with respect to any markets, product lines or territories in which Licensee does not then hold exclusive rights hereunder.
Without prejudice to any other limitations set forth elsewhere in this Agreement, Licensee agrees that (1) Licensee shall have no right to print or have printed Products containing the Patented Ink Technology at facilities located within the No-print Territory, (2) Licensee shall not sublicense, assign or otherwise transfer the License to any third party, (3) Licensee will cause Products containing the Patented Ink Technology to be printed only by third party printers who have been previously approved in writing by Licensor (collectively, “Approved Printers,” each an “Approved Printer”), and (4) Licensee will not cause or permit Products containing the Patented Ink Technology to be printed by any third party other than an Approved Printer. The Licensor hereby approves those printers identified in Exhibit D hereto as Approved Printers and agrees that it will not unreasonably delay or withhold its approval to other parties proposed by the Licensee as Approved Printers. Licensor reserves the right to withdraw any previously-granted approval to an Approved Printer, including, without limitation, any printer identified in Exhibit D, if (i) information comes to Licensor’s attention that, in Licensor’s reasonable opinion, places in jeopardy such Approved Printer’s capability or intention to fulfill its obligations under this Agreement or any related Confidentiality and Non-Disclosure Agreement, or (ii) such Approved Printer suffers a material adverse change in its financial position or trading reputation which, in Licensor’s reasonable opinion, affects its capability or intention to fulfill its obligations under this Agreement, and (iii) in either such event, Licensee fails, within fifteen (15) business days after written notice from Licensor, which notice shall include the information known or reasonably believed by Licensor, to provide written assurances related thereto that are satisfactory to Licensor.
No rights or licenses are hereby granted or implied under this Agreement to any patents of Licensor other than the Licensed Patents for the Products. The rights and licenses herein granted convey no rights to Licensee to use or register any trademarks or trade names of Licensor or to use the name of Licensor or Licensor’s “Rub-It & Color” trademark in any manner whatsoever in connection with the Products.
Licensee agrees that all Products containing the Patented Ink Technology marketed, distributed, or sold by it shall be marked with the appropriate patent notices and numbers as reasonably specified by Licensor in writing.
3. Annual Royalties Based on Shipments of Products
In consideration of the rights and license granted to it with respect to Products, Licensee shall pay to Licensor an annual royalty (the “Annual Royalty”). The Annual Royalty will be payable in quarterly installments (each, a “Quarterly Royalty”), based upon the invoice price less returns, allowances, trade discounts, retail co-op fees, markdowns and commissions, which will, in the aggregate, not exceed ten percent (10%) of the invoice price, of all Products containing the Patented Ink Technology billed and shipped by Licensee during the preceding quarter (“Quarterly Shipments”). The quarters upon which the Quarterly Royalties and Shipments are based shall be: April 1 through June 30; July 1 through September 30; October 1 through December 31; and January 1 through March 31 (each a “Quarter”).
Where the Products incorporating the Patented Ink Technology also contain licensed marks of other third parties (e.g., Disney, Sesame Street, etc.) for which Licensee is paying such third party a separate royalty (“Licensed Products”), the royalty rate payable to Nocopi under this Agreement will be five percent (5%) of the Quarterly Shipments. Where the Products containing the Patented Ink Technology do not contain licensed marks of other third parties for which Licensee is paying such third party a separate royalty (“Generic Products”), the royalty rate payable to Nocopi under this Agreement will be six percent (6%) of the Quarterly Shipments.
Licensee’s list of Licensed Products as of the date of this Agreement is attached hereto as Exhibit E. Licensee will update Exhibit E from time to time upon Licensor’s request to provide Licensor with information about Licensee’s then current list of Licensed Products. Except insofar as Exhibit E is updated to add future Products as Licensed Products after the date of this Agreement, all such future Products shall be deemed Generic Products hereunder.
Each Quarterly Royalty shall be due on or before the last day of the calendar month following the Quarter during which the applicable Products have been billed and shipped. The amounts payable for each Quarterly Royalty will be subject to credits for prepayments as provided in Section 4. Time is of the essence as to all royalty payments due hereunder. Royalties unpaid for more than ten (10) business days after due date shall bear interest at the prime rate (as reported by The Wall Street Journal) plus 2%, or, if less, at the maximum allowable legal rate.
The Quarterly Royalty for each Quarter shall be calculated at the net invoice price of all Products containing the Patented Ink Technology billed and shipped during that Quarter, from which net invoice price there shall be no credits, allowances or deductions in excess of the amount expressly authorized in this subparagraph on account of any Product returns, and regardless of (i) the basis of compensation, if any, to Licensee, (ii) whether sold to affiliated or independent third parties, and (iii) whether the Products are sold on a stand-alone basis or as a component or constituent of other products. In computing the Quarterly Royalty, the Licensee may deduct actual and good faith returns accepted from, and actual and good faith allowances granted to, Licensee’s retail customers or distributors for cooperative advertising, placement fees, pallet programs and the like up to, but not exceeding ten percent (10%) in the aggregate of the total amount invoiced to the customer or distributor.

With the Quarterly Royalty for each Quarter hereunder, Licensee shall provide Licensor with a written report (each, a “Report”) stating the number of shipments, net invoice price per shipment of all Products containing the Patented Ink Technology that were made during that Quarter, separately reported as to Licensed Products and Generic Products, and, if requested by Licensor, other supporting documentation in sufficient detail so as to enable Licensor to verify the amount of the Quarterly Royalty due for that Quarter, including documentation as to any deductions made for returns or allowances for such invoices. Licensee further agrees to keep and preserve true and accurate records and books showing all shipments and net invoice prices of Products containing the Patented Ink Technology for at least two (2) years, and to permit such books and records to be examined, audited and photocopied from time to time (but not more frequently than once in any consecutive twelve month period) by an accountant chosen by Licensor, during Licensee’s normal business hours and to the extent necessary to verify the validity of such Reports and Quarterly Royalties hereunder. If, upon any such inspection, a discrepancy of greater than five percent (5%) is found between the Quarterly Royalties paid by Licensee and the actual Quarterly Royalties due for such Quarter, then Licensee shall, without prejudice to Licensor’s other rights hereunder, reimburse Licensor for all reasonable costs incurred in conducting such inspection including travel, hotel, subsistence and fees.
Notwithstanding the foregoing, the Annual Royalties payable by Licensee to Licensor with respect to Products hereunder may be subject to credits and adjustments, but only to the extent expressly set forth in the remaining subparagraphs of this section 3.
o If Licensee’s actual Annual Royalty with respect to Products shipped during any Annual Period exceeds Three Hundred Thousand Dollars ($300,000.00) in the aggregate, then Licensee shall be entitled to a credit equal to one percent (1%) of the actual Annual Royalty paid on shipments of Generic Products during that Annual Period (i.e., recalculating the Licensed Product royalty rate at 5% instead of 6%). The credit shall be applied against the Quarterly Royalties next payable under this Agreement.
o If Licensee’s actual Annual Royalty with respect to Products shipped during any two consecutive Annual Periods each exceeds Three Hundred Thousand Dollars ($300,000.00) in the aggregate, then, in addition to the credits provided above for Quarterly Royalties previously paid, the royalty rate payable by Licensee on subsequent shipments of Generic Products shall be reduced from 6% to 5% for the remainder of the Term.
o For the customers now or hereafter identified on Exhibit F hereto (the “Special Rate Customers”), Licensor shall, upon Licensee’s submission of satisfactory supporting documentation, allow Licensee to pay royalties calculated at up to a 50% discount from the contractually-stated royalty rates otherwise due. This special rate will be authorized by Licensor if made necessary because of Licensee’s demonstrated reduced margins on Product sales to the Special Rate Customers initially listed in Exhibit F. The Licensee may from time to time propose to the Licensor additional customers to be added to Exhibit F as Special Rate Customers and, in so doing, shall submit satisfactory supporting documentation of the reduced margins on Product sales to such customers. No additional customers will be added to Exhibit F as Special Rate Customers unless be agreed to by Licensor in writing, which agreement will not be unreasonably withheld or delayed.
Any reductions to or discounts from contractually-stated royalty rates that are granted by Licensor under the preceding subparagraphs of this section 3 will not diminish or decrease Licensee’s Minimum Annual Royalties with respect to Products set forth in section 4 below. Licensor’s granting of a royalty discount to a customer listed on Exhibit F in one instance shall not constitute a waiver or estoppel precluding Licensor from refusing to grant a similar or any other discount in any other instance that does not warrant a discount in Licensor’s reasonable judgment based upon the circumstances presented by Licensee’s supporting documentation.
The names of Licensee’s customers set forth on Exhibit F may be modified or supplemented from time to time with the Parties’ mutual written consent; provided, however, that at no time may more than ten percent (10%) of Licensee’s then active customers (i.e., customers to whom Licensee has made bona fide shipments of Products within the previous 6 months) be listed on Exhibit F.
4. Minimum Annual Royalties Based on Product Shipments
Each twelve (12) month period from January 1 through December 31 shall be referred to as an “Annual Period.” The period from April 1, 2006, through December 31, 2006, is referred to as the “Development Period.” Licensee shall actively promote the Products during the Development Period and each Annual Period while this Agreement remains in effect, and shall consult with Licensor from time to time and keep Licensor apprised regarding to extent and focus of such promotional efforts.
Notwithstanding anything to the contrary elsewhere in this Agreement and without regard to actual Quarterly Shipments of the Products, Licensee guarantees to pay Licensor Eighty Thousand Dollars ($80,000.00) during the Development Period (the “Minimum Development Period Royalty”), and, commencing with the Annual Period from January 1, 2008, through December 31, 2008 (the “2008 Annual Period”), Licensee guarantees to pay Licensor a minimum royalty of at least One Hundred Ten Thousand Dollars ($110,000.00) during each Annual Period (the “Minimum Annual Royalty”). Provided that Licensee timely pays the Minimum Development Period Royalty to Licensor, there will be no Minimum Annual Royalty for the 2007 Annual Period; otherwise, Licensor, at its sole option upon written notice to Licensee may either (i) license the Patented Ink Technology to other third parties within the Exclusive Territory for their use with children’s merchandise comparable to the Products during the remainder of the Term, in which event Licensee’s rights and license within the formerly Exclusive Territory shall become non-exclusive, without affecting any of the Parties’ other rights and obligations hereunder, or (ii) terminate this Agreement in its entirety.

Of the Minimum Development Period Royalty, Fifty Thousand Dollars ($50,000.00) shall be due and payable from Licensee to Licensor on the Effective Date, and the remaining Thirty Thousand Dollars ($30,000.00) shall be due and payable from Licensee to Licensor on the sooner to occur of either (i) the 270th day after the Effective Date, or (ii) the date upon which first finished Product containing the Patented Ink Technology has been shipped by Licensee.
The Minimum Development Period Royalty will be applied as a credit against any Quarterly Royalties payable with respect to Products shipped during the Development Period such that Quarterly Royalties will only be payable to the extent royalties otherwise payable from shipments of Products during the Development Period exceed the Minimum Development Period Royalty. In addition, Licensee shall be entitled to a credit against the Minimum Annual Royalty due for subsequent Annual Periods to the extent Licensee’s actual Quarterly Royalties during the Development Period exceed the credit for the Minimum Development Period Warranty.
Any Quarterly Royalties paid by Licensee to Licensor on account of actual shipments of Products during an Annual Period shall be credited against the Minimum Annual Royalty due hereunder for that Annual Period. In addition, Licensee shall be entitled to a credit against the Minimum Annual Royalty due for subsequent Annual Periods to the extent Licensee’s actual Annual Royalties during the preceding Annual Period(s) exceeded its Minimum Annual Royalty for such Annual Period(s).
Without prejudice to Licensor’s other rights and remedies under this Agreement, if Licensee fails to generate an Annual Royalty at least equal to the Minimum Annual Royalty in any Annual Period, Licensee shall at the time of submission of the Report and the Quarterly Royalty for the last Quarter of that Annual Period pay Licensor an aggregate amount sufficient to satisfy the unpaid portion of the Minimum Annual Royalty (the “Royalty Shortfall Payment”).
The Minimum Development Period Royalty and any Royalty Shortfall Payments that the Licensee is required to pay for any Annual Period, since not based on actual sales of the Products, will be recorded as prepayments (the “Prepaid Royalties”) that will thereafter be applied as a credit against the Quarterly Royalties next payable with respect to actual sales of Products. But in determining whether the Annual Royalty for an Annual Period meets the Minimum Annual Royalty, any Quarterly Royalties payable for actual sales of Products during the current Annual Period that were satisfied by means of a credit of Prepaid Royalties from a prior Annual Period will not be included in the count of the Annual Royalty for the current Annual Period.
If the Annual Royalty payable on the basis of Licensee’s actual sales of Products for the 2008 Annual Period is less than $110,000 and cumulative Annual Royalties payable based on Licensee’s actual sales of the Products for the 2006, 2007 and 2008 Annual Periods are less than $190,000, or if the Annual Royalty payable on the basis of Licensee’s actual sales of Products for the 2009 Annual Period or any later Annual Period is less than the Minimum Annual Royalty applicable to that Annual Period, then, without prejudice to its other rights, and upon written notice delivered to Licensee within sixty (60) days after the end of that Annual Period, Licensor shall be authorized and permitted at its sole option either (i) to terminate this Agreement pursuant to Section 13 effective ninety (90) days after the date of delivery of that notice, or (ii) to license the Patented Ink Technology to other third parties within the Exclusive Territory for their use with children’s merchandise comparable to the Products during the remainder of the Term, in which event Licensee’s rights and license within the formerly Exclusive Territory shall become non-exclusive, without affecting any of the Parties’ other rights and obligations hereunder, except that Licensee shall not be required to pay any Minimum Annual Royalties with respect to any billings and shipments that take place after its former Exclusive Territory has become non-exclusive.
5. Licensee’s Right of First Offer
If Licensor at any time develops and wishes to introduce into the marketplace new inks, patents or inventions for children’s books and activity games/kits having a suggested retail price in excess of $2.50 per item (“New Developments”), Licensor shall first offer, in writing, to license the New Developments to Licensee, at Licensee’s option, upon terms and conditions that are set forth in writing from Licensor to Licensee. Licensee shall have the right and option, exercisable within thirty (30) days after receipt of such offer, to send written notice to Licensor that Licensee intends to accept such offer. If Licensee accepts the offer, the Parties shall promptly negotiate the terms and conditions of the written license agreement and the signing of such license agreement must occur within sixty (60) days from the date of notice of Licensee’s approval, otherwise the first offer rights of Licensee hereunder shall expire.
If Licensee does not elect to accept such offer within the 30-day timeframe, or if the parties are unable, despite good faith efforts, to execute a written license agreement within thirty (30) days after the Licensee has delivered to the Licensor its written acceptance of the offer, then Licensor may license the New Developments to a bona fide third party; provided that (1) an agreement is reached within one hundred twenty (120) days after the expiration of, or rejection by, Licensee of the offer, and (2) the third party’s license is at a royalty and upon other terms and conditions are the same as or more favorable to the Licensor than those offered in writing to Licensee.
Failure by Licensee on any occasion to exercise the right of first offer afforded herein shall not constitute a waiver of Licensee’s right to exercise such right of first offer on any later occasion. If any sale to the third party does not take place within the timeframe set forth above, then Licensee’s right of first offer will apply to each and every subsequent proposed license of New Developments.
If Licensee elects to accept Licensor’s offer to license the New Developments, the license agreement offered by Licensor to Licensee shall include similar assurances, undertakings, representations, warranties and commitments by the Licensee to those set forth in this Agreement, including without limitation annual royalties, minimum annual royalties and shortfall payments that are established based upon the reasonable expectations of the Licensor and the Licensee as to the commercial prospects for the New Development..
6. Licensor’s Sales of Ink to Licensee’s Approved Printers
The parties contemplate that Licensee will cause the Products to be printed by one or more Approved Printers. Nocopi shall have no legal obligation to authorize a third party to serve as an Approved Printer hereunder unless such third party agrees (1) to purchase all required Rub-It & Color ink (the “Ink”) from Licensor under and pursuant to the General Terms and Conditions of Sale attached hereto as Exhibit G, (2) to meet and satisfy all written and reasonable specifications issued by Nocopi with respect to the handling, storage and use of the Ink, (3) to provide access to its printing facilities from time to time sufficient to enable Nocopi to assess compliance with Nocopi’s written specifications and quality control procedures, (4) to execute, together with Licensee, and abide by the Confidentiality and Non-Disclosure Agreement (the “NDA”) attached hereto as Exhibit H, and (5) not to print any Products containing the Ink at a facility located within the No-print Territory.
Notwithstanding anything to the contrary set forth in the General Terms and Conditions of Sale, all Ink sold by Licensor hereunder shall be paid for by the Approved Printer (or by Licensee, if the Approved Printer fails to remit any amount in a timely manner) as follows: One half (50%) upon the date of delivery to the port of entry or airport then servicing the facilities of the Approved Printer, and one half (50%) within thirty (30) days after the date of such delivery. Licensor shall use commercially reasonable efforts, and in any event efforts that are at least comparable to those it uses to protect its own confidential information, not to disclose, or permit the disclosure of, the identities of Licensee’s Approved Printer(s) to any of Licensee’s known competitors.
To the extent that there are any inconsistencies between the provisions in the General Terms and Conditions of Sale and the provisions of this Agreement, the provisions of this Agreement will prevail.
Within a reasonable time period after the Effective Date, Licensor agrees to have independent laboratories perform a reasonable number of testings and to provide written certifications to Licensee and any Approved Printer that then-current samples of the Ink and the then-current Ink’s chemical formulations satisfy the requirements of not being toxic or a skin/eye irritant as defined in 16 CFR §1500.3(b)(5) and (8), and (ii) the requirements of ASTM Standard F-963 for heavy metals content and lead content pursuant to 16 CFR §1303, (iii) ASTM Standard D-4236, (iv) Toxological Risk Assessment (Acute Eye/Skin/Oral Toxicity Evaluation), (v) USP 51 Preservative Effectiveness, (vi) USP 61 Microbial Cleanliness and (iv) any other children’s safety standards to which Licensor submits the Ink for testing. If Licensee desires Licensor to obtain additional testings and/or certifications beyond those that are customarily provided by Licensor or that, in Licensor’s reasonable opinion, are excessive in comparison to the royalties being generated under this Agreement, Licensor reserves the right to require Licensee to share equally in the costs of such additional testings and certifications.

After (i) execution of the NDA and this Agreement, and (ii) Licensor’s approval of any Approved Printer, Licensor shall provide samples of the Ink to Licensee’s Approved Printer, and shall also make a technical representative available at a mutually convenient time to provide reasonable introductory technological assistance to Licensee’s Approved Printer with regard to use of the Ink. Licensee shall reimburse Licensor for one half (50%) of such representative’s actual travel, lodging and subsistence expenses, plus his other reasonable out-of-pocket expenses thereby incurred.
Licensor agrees to sell its Ink to Licensee’s Approved Printers at the initial rate of between $12.50 to $16.50 (USD) per pound, depending on Ink color and quantity and packaging requirements. Licensor shall not increase the price for the Ink during the initial twelve (12) months in which this Agreement remains in effect and, thereafter, by written notice delivered to the Approved Printer and the Licensee at least sixty (60) days prior to the date that the price increase is effective, may increase the price for the Ink on an annual basis subject to the limitation that the increase may not by more than the greater of (i) ten percent (10%) of the price applicable for the prior per year or (ii) the actual increases in the costs of raw materials to produce the Ink on a dollar-for-dollar basis in accordance with appropriate supporting documentation. Licensor agrees to use commercially reasonable efforts to limit the increases in the costs of raw materials required to produce the Ink.
7. Insurance and Indemnification
Licensee shall maintain throughout the Term of this Agreement and for two (2) years thereafter insurance policies with reputable insurers with an AM Best rating of ‘A’ who are satisfactory to Licensor, including Comprehensive General Liability, and Product Liability, with a minimum limit of $5,000,000.00. To the extent not paid by the Approved Printer or its insurance carriers, Licensee, to the best of its financial capabilities, will indemnify, defend and hold Licensor harmless from and against any liabilities, claims and damages of any kind, and all costs, including reasonable attorney’s fees, arising from or relating to an Approved Printer’s improper disclosure, dissemination or use of the Ink or the Patented Ink Technology in violation of this Agreement, any NDA entered into by Licensee or the Approved Printer, or applicable patent and other intellectual property laws.
Licensee’s liability to Licensor under this Agreement shall not be limited to Licensee’s insurance coverage. Licensee shall provide Licensor with a certificate of insurance evidencing the required coverage, and showing Licensor as a named additional insured, and will provide at least thirty (30) days prior written notice of policy cancellation or modification. Licensee shall also provide Licensor with updated certificates of insurance on the renewal anniversary of any policies required under this Agreement.
8. Representations, Limited Warranty and Damage Limitations

Licensor warrants that it is the owner and/or patent holder of the Licensed Patents, and that Licensee’s use of the Patented Ink Technology as authorized by this Agreement will not violate or infringe upon the patent issued by any country in North America, or, to the knowledge of the Licensor, any proprietary rights of any third parties. Licensor warrants that each of the Licensed Patents is as of the date of this Agreement in full force and effect and that the Licensor will during the continuance of the term of this Agreement take all actions that are necessary or appropriate to maintain those Licensed Patents in full force and effect. Licensor shall defend at its own expense, with counsel of its choosing, any third-party action, suit, claim or proceeding (“Claim”) brought against Licensee alleging that the Licensee’s use of the Patented Ink Technology as authorized by this Agreement infringes upon or misappropriates any such third-party’s rights under any patent issued by any country in North America or other proprietary rights. Licensee may elect at its sole expense to participate in such defense through its legal counsel. Licensor shall pay, to the best of its financial capabilities, any damages finally awarded against Licensee in connection with such Claim or constituting a settlement of such Claim. Licensor shall not be required to pay any settlement that it has not approved. If infringement is held to exist, Licensor shall, at its own expense and its sole option, either supply to Licensee suitable replacements for the infringing material, or Licensor may terminate this Agreement. In either instance, to the best of its financial capabilities, Licensor shall be liable to the Licensee for the damages and expenses incurred by the Licensee solely as a result of such infringement, including, without limitation, any damages that result from the option elected by the Licensor pursuant to the preceding sentence. Without limiting the generality of the foregoing, the obligations of Licensor under this subparagraph shall be inapplicable to any Claim that alleges, in whole or in part, that Licensee printed or caused any Products to be printed at facilities located within the No-print Territory, and shall be contingent upon Licensee promptly notifying Licensor in writing of such Claim, providing all necessary information and fully cooperating as reasonably required by the Licensor, at Licensee’s expense, in the defense of such Claim.
Licensee shall notify Licensor of any activities by third parties that may constitute a potential infringement or be in violation of Licensor’s Patented Ink Technology and which may from time to time come to the attention of Licensee. If such third party is a customer of Licensee, Licensee shall notify the third party customer of the existence of Licensor’s Patented Ink Technology and Licensee’s role as exclusive licensee for the manufacture of Products containing the Patented Ink Technology in the Exclusive Territory. If the third party customer promptly agrees in writing to refrain from using the Patented Ink Technology except in Products purchased from Licensee, Licensor will take no further action against the third party customer.
If other third parties’ activities may constitute a potential infringement of the Patented Ink Technology, Licensor shall be responsible for taking the steps it deems appropriate to address such infringement, including at Licensor’s sole discretion the institution of legal proceedings against such third party. Such litigation shall be under the sole control of the Licensor. Licensor may consult with the Licensee on the conduct of such litigation and the Licensee agrees to reasonably cooperate with the Licensor in connection with such litigation, for example, by providing at its own expense any information within its possession reasonably required for use in such litigation. Any award or settlement of damages as a result of such litigation shall belong to the Licensor. This provision shall not preclude the Licensee from separately seeking recovery from the third party of damages incurred by the Licensee as a result of such infringement; provided, however, that Licensee shall not institute any action seeking such a separate recovery from a third party without reasonable prior written notice to Licensor.
If any material portion of the Patented Ink Technology is found to be invalid or unenforceable by an appellate court of competent jurisdiction, or by a lower court of competent jurisdiction whose decision Licensor elects not to appeal in a timely manner, or if a settlement of such litigation occurs which in effect eliminates the patent protection on the Patented Ink Technology, then either Party may elect to terminate this Agreement by written notice to the other Party. Any award or settlement of damages as a result of third party litigation challenging the patent protection of the Patented Ink Technology which results in payment to such third party shall be the responsibility of Licensor unless it can be shown that the infringement was caused by Licensee using the Patented Ink Technology in a manner inconsistent with the intended uses set forth in this Agreement.
Licensor makes the following limited warranty (“Limited Warranty”) to Licensee with respect to the Patented Ink Technology and the Ink: (1) for press-ready one-part Ink (i.e., Ink that requires no combining of parts or additives prior to printing) for a period ending upon the first to occur of either (a) ninety (90) days after the date of manufacture, or (b) thirty (30) days after being opened, and (2) for non press-ready two-part Ink (i.e., Ink which is supplied in parts and requires combining or additional additives prior to printing) for a period ending upon the first to occur of either (a) one hundred eighty (180) days after the date of manufacture, or (b) thirty (30) days after being opened (either, the “Warranty Period”), the Inks will print on standard flexographic presses in substantial conformance with (a) any written specifications for such Inks previously agreed to in writing by the parties, and (b) any Ink samples previously furnished by Licensor to Licensee, if applied to similar substrates and handled, stored and used in compliance with Licensor’s written specifications. Insignificant printing non-conformances that do not materially adversely affect the marketability of the Products are expressly excluded from this Limited Warranty, as are non-conformances that cannot be verified and reproduced by Licensor.
Licensor shall not be responsible for any failure of the Inks to perform as warranted if such failure is caused by Licensee’s or its Approved Printer’s misuse or improper use of the Ink, by problems with third party products not provided by Licensor, by the Inks being applied to substrates not authorized by Licensor, or by the Inks not being handled or stored in compliance with Licensor’s directions and specifications. Subject to the provisions below for indemnity from third-party claims, Licensor’s sole obligation and Licensee’s sole and exclusive remedy for any breach of the foregoing Limited Warranty will be, upon Licensee’s return of the non-conforming Ink to Licensor during the Warranty Period and Licensor’s verifying the non-conformance, for Licensor to furnish replacement Ink at no additional cost to Licensee. Any replacement Ink will be warranted for the Warranty Period set forth above.
Notwithstanding Licensor’s right to undertake quality control inspections, Licensee understands that Licensor shall be under no obligation to conduct any such inspections or to advise Licensor if its Approved Printer is not performing in accordance with Licensor’s written specifications. Licensee acknowledges that Licensee is solely responsible for determining the compliance by its Approved Printer with such written specifications. Licensee acknowledges that its investments in implementing this Agreement are made at Licensee’s own risk and are the result of Licensee’s independent evaluation of the Ink, this Agreement, and the business opportunities presented hereby.
Subject to the provisions below for indemnity from third-party claims, neither Licensor nor any of its affiliates, agents or representatives will have any responsibility or liability for any claims, demands, losses, injuries or damages of any kind, including but not limited to punitive or consequential damages (such as, without limitation, the cost to reprint books or replace merchandise, lost profits, lost revenues, lost savings or other economic losses), caused to or suffered in any manner by Licensee resulting from (i) breach of the foregoing Limited Warranty, (ii) Licensee’s marketing, distribution and sale of Products containing the Patented Ink Technology, or (iii) Licensee’s or any third party’s use of the Products containing the Patented Ink Technology, whether or not Licensor has been advised of the possibility of such damages, and whether based on breach of contract, warranty or statutory duty, negligence, strict liability or other tort, principles of indemnity, contribution or otherwise. As an exception, but only to the extent actually paid by any insurance coverage under policies then held by Licensor, the Licensor will indemnify, defend (through counsel selected by Licensor or its insurer) and will hold the Licensee harmless from and against loss, liability, damage or expense (including, without limitation, attorney fees [if no defense is provided] and related expenses) suffered or incurred by the Licensee as a result of claims made by third parties against the Licensee that are solely the result of a breach by the Licensor of its Limited Warranty. Without limiting the generality of the foregoing, the Licensor’s obligations in the preceding sentence shall be inapplicable to any claims that allege, in whole or in part, that Licensee printed or caused any Products to be printed at facilities located within the No-print Territory.
Except for the Limited Warranty set forth above and except for Licensor’s warranty regarding patents of third parties set forth above, neither Licensor nor any of its affiliates, agents or representatives makes or gives any warranty, express or implied with respect to the Patented Ink Technology or the Ink, including but not limited to implied warranties of merchantability and fitness for a particular purpose, and Licensee hereby indemnifies Licensor and its affiliates, agents and representatives and shall save them and hold them harmless against any claims, demands, losses or damages of whatsoever kind caused to or suffered by them as a result of Licensee’s marketing, distribution and sale of Products containing the Patented Ink Technology.

9. No Sublicensing by Licensee
This Agreement is personal to Licensee and may not be assigned or otherwise transferred by Licensee, except (i) to an entity wholly owned and controlled by Licensee, or (ii) to an entity in which the Licensee is merged or an entity to which the Licensee sells or otherwise transfers substantially all of its assets and its good will; provided, however, no such transfer or assignment may be made to a proposed assignee or transferee who is a competitor to the Licensor in the development and licensing of ink products.
10. Assignment of Patents
Subject to Licensor’s right in its sole and unfettered discretion to sell or otherwise transfer its Licensed Patents to an entity into which Licensor is merged or an entity that acquires all or substantially all of Licensor’s common stock or assets, the Licensor reserves the right in other circumstances to sell or otherwise assign one or more of the Licensed Patents and all or any rights under one or more of the Licensed Patents (an “Assignment”) subject to the following:
o If during the term of this Agreement the Licensor receives an offer for an Assignment containing terms acceptable to the Licensor (an “Offer”), then before acceptance, the Licensor shall deliver a copy of that Offer to the Licensee and identify to the Licensee the proposed assignee (the “Assignee”) and, in such event, the Licensee shall have the right (the “Refusal Right”), exercisable by written notice delivered to the Licensor within thirty (30) days following the date of the Licensee’s receipt of the Offer (and “Acceptance”), to acquire the Patent(s) or the rights under the Patent(s) that are described in the Offer at the price and on the terms and conditions stated in that Offer. If the Licensee delivers the Acceptance within the period specified above, then the Licensor and Licensee shall proceed with the closing of the Assignment on the later of the date specified in the Offer or sixtieth (60th) business day after the date that the Licensee received the Offer. If the Licensee does not deliver the Acceptance within the period specified above, then the Licensor may proceed with the closing of the Assignment to the Assignee on the date specified in the Offer.
o If Licensee does not exercise the Refusal Right to an Assignment as provided above and the Licensor proceeds with the Assignment to the Assignee, the rights of the Assignee with respect to the Patent(s) and rights under Patent(s) that are the subject of that Assignment shall be subject to the rights of the Licensee under this Agreement. Without limiting the generality of the preceding sentence, if the Assignment includes any rights with respect to the Ink, the Assignee, as a condition to the Assignment, shall assume in writing and shall thereafter be obligated to supply the Ink to the Licensee and its Approved Printers as provided in this Agreement. No Assignment shall relieve the Licensor of its obligations to the Licensee under this Agreement unless otherwise agreed n writing by the Licensor.
11. Notices

Any notice or other communication required or permitted under this Agreement must be in writing, including via facsimile, and must be sent to the Party at the address first noted above for that Party, or at such other address as that Party may have designated in the manner prescribed herein. Unless a time period is expressly defined by business days, any other reference to “day” or “days” in this Agreement means calendar days.
12. Confidentiality and Non-Disclosure
Licensee hereby acknowledges and affirms all terms and conditions set forth in the Non-Disclosure Agreement previously executed on behalf of Licensor. In addition, as a condition to this Agreement, Licensee shall execute, together with any Approved Printer, an additional Confidentiality & Non-Disclosure Agreement with Licensor containing terms and conditions satisfactory to Licensor.
13. Term of Agreement
This Agreement shall commence on April 1, 2006, and shall remain in effect until December 31, 2009 (the “Initial Term”) unless the Agreement is extended (i) by the Parties’ mutual written agreement or (ii) by Licensee under the circumstances set forth in this Section 13, or unless the Agreement is terminated before the end of the Initial Term for a reason expressly set forth in this Section 13 or elsewhere contained in the Agreement.
Upon written notice to Licensor received not later than five (5) business days after the end of the Initial Term or any Renewal Term, Licensee shall have the automatic right to renew this Agreement for additional period of three (3) years (each, a “Renewal Term”) if during the Annual Period ending December 31, 2009 (the “2009 Annual Period”) or during the last Annual Period of each Renewal Term, Licensee generates Annual Royalties through actual shipments of the Products at least equal to Two Hundred Thousand Dollars ($200,000.00). During each Annual Period of any Renewal Term, Licensee shall be required to generate Minimum Annual Royalties with respect to Product shipments at least equal to One Hundred Fifty Thousand Dollars ($150,000.00) per year. The Initial Term and any Renewal Terms are sometimes referred to as the “Term.”
The Licensor may terminate this Agreement in the time and manner stated in Section 4 if the Annual Royalty payable on the basis of Licensee’s actual sales of Products for the 2009 Annual Period or any later Annual Period does not equal the Minimum Annual Royalty applicable to that Annual Period.
This Agreement shall automatically terminate in the event of Licensee’s liquidation, dissolution, bankruptcy, winding up, assignment for the benefit of creditors, or any similar procedure.
The Licensee shall have the option to terminate this Agreement in the event of Licensor’s liquidation, dissolution, bankruptcy, winding up, assignment for the benefit of creditors,

or any similar procedure, but if the Licensee does not elect to terminate, then this Agreement, and the rights and obligations of the Licensee hereunder, shall remain in full force and effect, binding upon and inuring to the benefit of the Licensee and the party succeeding to the Licensor’s rights and obligations hereunder.
This Agreement shall also terminate if, subsequent to its effective date, Licensee asserts the invalidity of any aspect of the Patented Ink Technology, coupled with or followed by either Licensee’s withholding or notice of its intention to withhold, or denial of any obligation to pay any sums due hereunder, or by Licensee’s initiation or participation in any suit, action or proceeding challenging or denying the validity of any aspect of Licensor’s Patented Ink Technology.
Finally, in the event of any breach by either Party of its obligations under this Agreement or the breach by the Licensor of its obligations to supply Ink to the Licensee’s Approved Printers and, in any such event, the breach is not cured to the reasonable satisfaction of the non-breaching Party within ten (10) calendar days after written notice from the non-breaching Party if the breach relates to the non-payment of money, or within thirty (30) calendar days after such written notice for any other type of breach, the non-breaching Party, at its election may affirm this Agreement and seek and secure specific performance by the breaching Party of its obligations under this Agreement or may terminate this Agreement and, in either instance, may seek and secure reimbursement for damages incurred as a result of such breach..
Termination of this Agreement for any reason shall not affect obligations accruing before the effective date of such termination, or any obligation which is stated in the Agreement to survive termination. In the event of termination of this Agreement on account of Licensee’s uncured default, then, in addition to any other remedies at law or equity, Licensee shall forthwith pay to Licensor the remainder of the Annual Minimum Royalties due for the balance of the Term. In the event of termination of this Agreement on account of Licensor’s uncured default, the Licensee shall have such rights and remedies at law or equity as are permitted under applicable law.
14. Force Majeure
Each Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party. Performance times shall be considered extended for a period of time equivalent to the time lost because of such delay. This Section shall be inapplicable to any failure to make a payment of money due under the Agreement.
15. Dispute Resolution
In the event of any dispute between the Parties relating to money damages under this Agreement, the Parties shall submit such dispute to non-binding mediation conducted by a mediator appointed by the American Arbitration Association’s Philadelphia, Pennsylvania office, and the mediation shall take place in Philadelphia, Pennsylvania.

The expenses of the mediator shall be equally shared unless the mediator determines otherwise. If non-binding mediation is unsuccessful in resolving the dispute within ninety (90) calendar days after the mediator’s appointment, the Parties shall submit such dispute to binding arbitration conducted by a single arbitrator appointed by the AAA’s Philadelphia, Pennsylvania office, and the arbitration shall take place in Philadelphia, Pennsylvania. The expenses of the arbitrator shall be shared equally unless the arbitrator determines otherwise. The arbitrator shall award the prevailing Party recovery of its reasonable attorney’s fees, but each Party shall otherwise bear its own expenses incurred in connection with the mediation or arbitration. The arbitrator’s award may be enforced by any court having jurisdiction over the Parties.
16. Other Provisions
If, in the event of Licensor’s liquidation, dissolution, bankruptcy, winding up, assignment for the benefit of creditors, or any similar procedure or the breach by the Licensor of any obligation under this Agreement or the breach by the Licensor of its obligations to supply Ink to the Licensee’s Approved Printers and the failure of the Licensor to remedy that breach within the period permitted under Section 13, the Licensee does not elect to terminate this Agreement and instead affirms and continues this Agreement, and if the Licensor thereafter does not or cannot supply to the Licensee or its Approved Printers the Ink required in order to produce the Products, then the Licensor shall provide to the Licensee all technical and other information required by the Licensee in order to continue manufacturing the Product, including but not limited to, all formulations for the Ink (including percentage of each ingredient, CAS numbers for each ingredient and MSDS sheets for each ingredient) and for manufacturing the Ink (including sources of ink ingredients, sources for ink manufacturing, ingredient storage requirements, mixing methods, ocean and air shipping specifications and any other specialized processing that may be required).
The sections of this Agreement relating to Representations, Limited Warranty and Damage Limitations and to Confidentiality and Non-Disclosure shall continue in full force and effect and shall survive the termination of this Agreement for any reason. Notwithstanding termination of the Agreement, Licensee may use any Ink then on hand which has been fully paid for; otherwise, such Ink shall be promptly returned to Licensor or destroyed.
The Parties are contractors independent of each other, and this Agreement does not create a joint venture or partnership. Neither Party has the authority to bind the other Party to any third party.
This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws or principles thereof. Any action or suit seeking equitable or injunctive relief related to this Agreement shall be brought only in the state or federal courts covering Montgomery County, Pennsylvania.

If either Party prevails in any action hereunder, it shall, in addition, be entitled to recover its reasonable attorney’s fees.
This Agreement sets forth the entire agreement and understanding between the Parties as to its subject matter and supersedes all prior discussions between the Parties. Neither Party shall be bound by any terms or conditions with respect to such subject matters other than as expressly provided herein, or in a further written instrument executed by both Parties on or after the date of this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both Parties. A waiver of a breach under this Agreement shall not be a waiver of any subsequent breach hereunder. Failure of either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. If any provision of this Agreement is found to be invalid or unenforceable, such provision is to that extent to be deemed omitted, and the remaining provisions shall not be affected in any way.
Section headings are for reference purposes only and shall not affect the meaning or construction of the paragraphs to which they relate.
In witness whereof, the Parties have executed this Agreement as of the date first set forth above, intending to be legally bound.

Nocopi Technologies, Inc.	Giddy Up, LLC

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

Color Loco, L.L.C.

Signature

Printed Name

Title

Date

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